Exhibit 5.3

To: Credit Suisse AG Paradeplatz 8 P.O. Box 1 8070 Zurich Switzerland	Homburger AG Prime Tower Hardstrasse 201 CH–8005 Zurich T +41 43 222 10 00 F +41 43 222 15 00 lawyers@homburger.ch

January 31, 2018 317545|8638461v4

Credit Suisse AG, acting through its Nassau and London Branches | U.S. Warrant Program under the Credit Suisse Group AG and Credit Suisse AG U.S. Shelf

Ladies and Gentlemen

We, Homburger AG, have acted as special Swiss counsel to Credit Suisse AG (Credit Suisse), a Swiss bank, in connection with warrants (the Warrants) to be issued from time to time on or after the date hereof by Credit Suisse, acting through either its Nassau Branch or its London Branch (each, an Issuing Branch), under the Warrant Agreement dated as of June 18, 2009 (the Warrant Agreement), between Credit Suisse and The Bank of New York Mellon, as warrant agent (in such capacity, the Warrant Agent). As such counsel, we have been requested to give our opinion as to certain matters of Swiss law relating to the Warrants.

I.	Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. In the absence of explicit statutory law, we base our opinion solely on our independent professional judgment. This opinion is also confined to the matters stated herein and the Documents, and is not to be read as extending, by implication or otherwise, to any agreement or other document referred to in any of the Documents (including, in the case of the Prospectus (as defined below), any document incorporated by reference therein or exhibited thereto) or any other matter.

For purposes of this opinion, we have not conducted any due diligence or similar investigation as to factual circumstances, which are or may be referred to in the Documents, and we express no opinion as to the accuracy of representations and warranties of facts set out in the Documents or the factual background assumed therein.

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For purposes of this opinion, we have only examined the following documents (collectively, the Documents):

(i)	an electronic copy of the executed distribution agreement dated May 26, 2009, between Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as distributors, and Credit Suisse (the Distribution Agreement);

(ii)	electronic copies of (A) the executed Distributor Accession Letter dated November 17, 2009, from J.P. Morgan Securities Inc., acting through JPMorgan Private Bank and JPMorgan Private Wealth Management, to Credit Suisse, and the related Distributor Accession Confirmation dated November 17, 2009, from Credit Suisse to (and agreed to and accepted by) J.P. Morgan Securities Inc., acting through JPMorgan Private Bank and JPMorgan Private Wealth Management, (B) the executed Distributor Accession Letter dated November 17, 2009, from JPMorgan Chase Bank, N.A., acting through JPMorgan Private Bank and JPMorgan Private Wealth Management, to Credit Suisse, and the related Distributor Accession Confirmation dated November 17, 2009, from Credit Suisse to (and agreed to and accepted by) JPMorgan Chase Bank, N.A., acting through JPMorgan Private Bank and JPMorgan Private Wealth Management, and (C) the executed Distributor Accession Letter dated August 10, 2012, from Barclays Capital Inc. to Credit Suisse, and the related Distributor Accession Confirmation dated August 10, 2012, from Credit Suisse to (and agreed to and accepted by) Barclays Capital Inc. (collectively, the Accession Agreements);

(iii)	an electronic copy of the executed Warrant Agreement (together with the Distribution Agreement and the Accession Agreements, the Transaction Agreements);

(iv)	an electronic copy of the prospectus dated as of June 30, 2017 (the Base Prospectus);

(v)	an electronic copy of the prospectus supplement to the Base Prospectus dated as of June 30, 2017 (the Prospectus Supplement and, together with the Base Prospectus, the Prospectus);

(vi)	electronic copies of the pricing supplements (including any underlying supplement and product supplement incorporated therein by reference) (the Existing Representative Pricing Supplements) filed by Credit Suisse with the U.S. Securities and Exchange Commission (the SEC) and listed on Annex B of the Agreement Regarding Exhibit 5 Opinions for Registered Medium-Term Notes and Warrants of Credit Suisse AG entered into as of May 4, 2015, by and among Credit Suisse, Davis Polk & Wardwell LLP (Davis Polk) and Homburger AG (as amended from time to time, the Agreement About Opinions);

(vii)	electronic copies of the underlying supplements filed by Credit Suisse with the SEC and listed on Annex C of the Agreement About Opinions to the extent such supplements are applicable to Warrants (the Existing Representative Underlying Supplements);

(viii)	electronic copies of the executed Officer's Certificate and Certificate of Authorized Persons, in each case, dated December 19, 2014, and issued pursuant to Sections 1.02, 1.03(b), 1.05(a)(iii) and 6.08 of the Warrant Agreement;

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(ix)	a certified excerpt from the Commercial Register of the Canton of Zurich (the Commercial Register) for Credit Suisse, dated January 23, 2018 (the Excerpt);

(x)	a copy of the articles of association (Statuten) of Credit Suisse in their version as of (A) August 26, 2008 (the 2008 Articles), and (B) September 4, 2014 (the 2014 Articles);

(xi)	an electronic copy of (A) the Organizational Guidelines and Regulations of Credit Suisse, valid as of January 1, 2006 (the 2006 Regulations), and (B) the Organizational Guidelines and Regulations of Credit Suisse Group AG and Credit Suisse, valid as of (x) March 24, 2009 (the 2009 Regulations), (y) April 28, 2016 (the 2016 Regulations), and (z) February 9, 2017 (the 2017 Regulations);

(xii)	an electronic copy of (A) the GP-00200 Global Policy Funding Authority within Credit Suisse Group and Credit Suisse effective as of December 17, 2008 (the 2008 Funding Authority), and (B) the Global Policy (GP-00200) Funding Authority for Third Party transactions effective as of September 1, 2016 (the 2016 Funding Authority);

(xiii)	an electronic copy of (A) the memorandum to R. Fassbind, as Chief Financial Officer of Credit Suisse (CFO), dated April 3, 2009, and executed by R. Fassbind, as CFO, and R. Enderli, as Treasurer of Credit Suisse (Treasurer), on April 8, 2009 (the Warrant Program Approval), (B) the memorandum to D. Wong, as Treasurer, dated June 22, 2017, and executed by D. Wong, as Treasurer, on June 26, 2017 (the Warrant Program Update Approval), and (C) the certificate of D. Mathers, as CFO, dated May 26, 2017 (the Registration Statement Approval and, together with the Warrant Program Approval and the Warrant Program Update Approval, the Approvals);

(xiv)	an electronic copy of (A) the power of attorney dated April 8, 2009, issued by R. Fassbind, as CFO, and R. Enderli, as Treasurer (the 2009 Power of Attorney), and (B) the power of attorney dated July 21, 2017, issued by D. Mathers, as CFO, and D. Wong, as Treasurer (the 2017 Power of Attorney);

(xv)	an electronic copy of the Structured Notes and Warrants – Business Division Authorizations (Version 12.0), finalized January 31, 2018, which is the list of Senior Business Personnel referred to in the 2016 Funding Authority (the Business Authorizations List); and

(xvi)	an electronic copy of the Secretary's Certificate dated January 31, 2018 (including the exhibits thereto, the Secretary's Certificate), executed by Andreas Fehrenbach and Roman Schaerer.

No documents have been reviewed by us in connection with this opinion other than the Documents. Accordingly, we shall limit our opinion to the Documents and their legal implications under Swiss law.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. With respect to Documents governed by laws other than the laws of Switzerland, for purposes of this opinion, we have relied on the plain meaning of the words

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and expressions contained therein without regard to any import they may have under the relevant governing law.

II.	Assumptions

In rendering the opinion below, we have assumed the following:

(a)	all documents produced to us as originals are authentic and complete, and all documents produced to us as copies (including, without limitation, fax and electronic copies) conform to the original;

(b)	all documents produced to us as originals and the originals of all documents produced to us as copies were duly executed and certified, as applicable, by the individuals purported to have executed or certified, as the case may be, such documents;

(c)	except as expressly opined upon herein, all information contained in the Documents is, and all material statements made to us in connection with the Documents are, true and accurate as of the date hereof and as of the issue date for each tranche of Warrants as if given or made on such issue date, including, without limitation, the statements set forth in the Secretary's Certificate, including as to the following facts:

(i)	the 2014 Articles continue in full force and effect and have not been amended;

(ii)	the 2008 Articles were in full force and effect and had not been amended as of the dates of the Warrant Agreement and the Distribution Agreement;

(iii)	the 2017 Regulations continue in full force and effect and have not been amended;

(iv)	the 2016 Regulations were in full force and effect and had not been amended as of the date of the 2016 Funding Authority;

(v)	the 2009 Regulations were in full force and effect and had not been amended as of the dates of the Warrant Agreement, the Distribution Agreement and the Warrant Program Approval;

(vi)	the 2006 Regulations were in full force and effect had not been amended as of the date of the 2008 Funding Authority;

(vii)	the 2016 Funding Authority, the Approvals, the 2017 Power of Attorney and the Business Authorizations List continue in full force and effect and have not been amended;

(viii)	the 2008 Funding Authority was in full force and effect and had not been amended as of the date of the Warrant Program Approval;

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(ix)	the 2009 Power of Attorney was in full force and effect and had not been amended as of the dates of the Warrant Agreement and the Distribution Agreement;

(x)	the Distribution Agreement continues in full force and effect and has not been amended, other than by the Accession Agreements;

(xi)	the Warrant Agreement continues in full force and effect and has not been amended;

(xii)	the Excerpt is correct and complete other than with respect to any changes to the signatories registered with the Commercial Register (including, without limitation, the addition or removal of any such signatory) that have occurred since the date of the Excerpt; and

(xiii)	immediately after giving effect to the issuance of Warrants, (i) the aggregate notional amount of warrants (including such Warrants) issued under the Warrant Agreement on or after June 28, 2010 will not exceed USD 2 billion, in accordance with the Warrant Program Update Approval, and (ii) the aggregate issuance amount, as measured by the aggregate offering price, of securities (including such Warrants) issued pursuant to the U.S. registration statement on Form F-3 of which the Base Prospectus forms a part, will not exceed USD 95 billion, in accordance with the Registration Statement Approval;

(d)	all Warrants constitute business-driven warrants within the meaning of the 2016 Funding Authority;

(e)	the Warrants will have terms substantially similar to those described in one or more of (x) the Existing Representative Pricing Supplements or (y) any pricing supplement (including the Base Prospectus, the Prospectus Supplement and any underlying supplement and product supplement incorporated therein by reference) that may be listed on Annex B to the Agreement About Opinions from time to time pursuant to an amendment thereof executed by the parties thereto on or before the issue date of the relevant Warrants (together with the Existing Representative Pricing Supplements, the Representative Pricing Supplements), except that any or all of the following terms may vary from Warrant to Warrant:

(i)	amounts payable on the Warrant, including the formula for determining such amounts;

(ii)	provisions relating to optional and automatic early exercise of the Warrant;

(iii)	the trade date, the pricing date, the expiration date and any exercise date, redemption date or valuation (or other measurement) date of the Warrant;

(iv)	subject to clause (f) below, any security, rate, index and other market measure referenced by the Warrant; and

(v)	the notional amount and issue price of, and any commissions or fees on, the Warrant; and;

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(f)	the Warrants will not reference any security, rate, index or other market measure unless it is

(i)	described in one of (x) the Existing Representative Underlying Supplements or (y) to the extent such supplement is applicable to Warrants, any underlying supplement that may be listed on Annex C to the Agreement About Opinions from time to time pursuant to an amendment thereof executed by the parties thereto on or before the issue date of the relevant Warrants; or

(ii)	described in one of the Representative Pricing Supplements; or

(iii)	a publicly traded common equity security of an issuer subject to the reporting requirements of the U.S. Securities Exchange Act of 1934 or the U.S. Investment Company Act of 1940, in each case, as amended, so long as such issuer or such issuer's jurisdiction of incorporation does not appear on any of the United Nations Security Committee's targeted sanction lists or any sanction list issued by the Swiss or U.S. government; or

(iv)	an index tracking securities traded on established equity markets in the United States of America, Europe, Australia or Asia; or

(v)	a commodity or index of commodities included in the universe of eligible components included in the Dow-Jones UBS Commodity Indices and the S&P GSCI Commodity Indices; or

(vi)	a currency or index of currencies; or

(vii)	a measure, such as an inflation measure, published by the government of the United States of America or an agency thereof; or

(viii)	an interest or swap rate.

III.	Opinion

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that as of the date hereof:

1.	Credit Suisse is a corporation (Aktiengesellschaft) duly incorporated and validly existing under the laws of Switzerland.

2.	Credit Suisse has the necessary corporate power and authority to, acting through the relevant Issuing Branch, issue the Warrants.

3.	With respect to any tranche of Warrants to be issued by Credit Suisse, acting through the relevant Issuing Branch, when the terms, issuance and sale of such Warrants have been approved by (a) any two persons listed in the 2017 Power of Attorney in the required

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combination and (b) one of the persons listed in the Business Authorizations List having the authority to authorize such Warrants on behalf of such Issuing Branch for retail or institutional issuances, as applicable, such Warrants will have been duly authorized by all necessary corporate action by Credit Suisse, provided that at the time of such approval (i) such persons are employees of Credit Suisse or one of its affiliates and (ii) the 2017 Power of Attorney and the Business Authorizations List are in full force and effect.

IV.	Qualifications

The above opinions are subject to the following qualifications:

(a)	The lawyers of our firm are members of the Zurich bar and do not hold themselves out to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only and we express no opinion with respect to the applicability or the effect of the laws of any other jurisdiction to or on the matters covered herein.

(b)	We express no opinion on the legality, validity or enforceability of any of the provisions of any Transaction Agreement or the Warrants or the performance of the obligations assumed by Credit Suisse thereunder.

(c)	Further, we express no opinion as to tax matters, regulatory matters or as to any commercial, accounting, calculating, auditing or other non-legal matter.

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We have issued this opinion as of the date hereof and we assume no obligation to advise you of any changes in fact or in law that are made or brought to our attention after the date hereof. This opinion is addressed to you for your benefit, and is not to be relied upon by any other person without our express consent, except that it may be relied upon by initial purchasers of Warrants issued during the four month-period commencing on the date of this opinion (such period, the Relevant Period), and by Davis Polk purposes of issuing its opinions to you during the Relevant Period with respect to certain matters of the laws of the State of New York and U.S. federal law pertaining to the Warrants.

We hereby consent to the filing of this opinion with the SEC as an exhibit to a report on Form 6-K to be filed by Credit Suisse on the date hereof, and further consent to the reference of our name in (i) any pricing supplement relating to Warrants or (ii) an opinion of Davis Polk relating to Warrants exhibited to a report on Form 6-K, in each case, to be filed by Credit Suisse with the SEC, provided that (a) the terms of the relevant Warrants meet the requirements described in clauses (e) and (f) of Section II, (b) the relevant Warrants are issued within the Relevant Period, (c) in the case of a pricing supplement, such pricing supplement has been reviewed by Davis Polk as U.S. counsel to Credit Suisse, (d) Davis Polk has given its consent to be named in such pricing supplement or Form 6-K to which its opinion will be exhibited, as applicable, and (e) such reference is substantially in the form set out in the opinion of Davis Polk to Credit Suisse dated January 31, 2018. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended. Save as aforementioned, this opinion may not be

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transmitted by you to any other person, quoted or referred to in any public document or filed with anyone, in each case, without our express consent.

This opinion shall be governed by and construed in accordance with the laws of Switzerland. We confirm our understanding that all disputes arising out of or in connection with this opinion shall be subject to the exclusive jurisdiction of the courts of the Canton of Zurich, Switzerland, venue being the City of Zurich.

Sincerely yours,
Homburger AG